UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 6, 2007

Cabot Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-5667	04-2271897
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Two Seaport Lane, Suite 1300, Boston, Massachusetts		02210-2019
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	617-345-0100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

1. Appointment of Patrick M. Prevost as President and Chief Executive Officer and Election as Director, and Retirement of Kennett F. Burnes as President and Chief Executive Officer

On December 6, 2007, Cabot Corporation ("Cabot") announced that the Board of Directors has elected Patrick M. Prevost as Cabot’s President and Chief Executive Officer, effective January 1, 2008. Mr. Prevost was also elected a director of Cabot, effective January 1, 2008 and will serve on the Board’s Executive Committee. Kennett F. Burnes, Cabot’s current Chairman of the Board, President and Chief Executive Officer will remain the Chairman of the Board until Cabot’s 2008 Annual Meeting of Stockholders to be held on March 13, 2008, after which he will retire from Cabot. In addition, it is anticipated that John F. O’Brien, a member of Cabot’s Board of Directors, will become the Non-Executive Chairman of the Board effective at the Annual Meeting. A copy of Cabot’s press release making these announcements is attached as Exhibit 99.1 to this report.

Prior to joining Cabot, Mr. Prevost, 52, held several executive positions at BASF, an international chemical company. From October 2005 until joining Cabot, he was President of the Performance Chemicals division of BASF AG, which division has $5 billion in sales and 7,000 employees worldwide. From December 2003 until September 2005, he was President of BASF’s Chemicals & Plastics business in North America. Before joining BASF in 2003, Mr. Prevost was Vice President, Strategy & Development at BP Chemicals from September 2001 until December 2003.

Mr. Prevost’s employment at Cabot will be at-will. Under the terms of his employment, Mr. Prevost will receive a salary of $800,000 per year, which will be reviewed annually by the Compensation Committee of the Board of Directors. Mr. Prevost also will receive the following signing incentives: (1) a one-time cash signing bonus of $550,000, and (2) 30,000 shares of restricted stock with no purchase price under Cabot’s 2006 Long-Term Incentive Plan. These shares will vest in equal installments on the first, second and third anniversaries of the date Mr. Prevost’s employment commences, based on continued employment with Cabot.

Mr. Prevost will be eligible to participate in Cabot’s short-term incentive program beginning with the grant to be made for fiscal 2008 and Cabot’s long-term incentive program beginning with the grant to be made for fiscal 2009. Mr. Prevost is not eligible for the 2008 long-term incentive program and instead will be issued 60,000 shares of restricted stock with no purchase price under Cabot’s 2006 Long-Term Incentive Plan within 10 business days following the date his employment at Cabot commences. These shares will vest in equal installments on the last day of each of the twelve fiscal quarters following the date of issuance, based on continued employment with Cabot.

In connection with his employment, Mr. Prevost will receive a relocation package that includes, among other things, reimbursement for six months of temporary living expenses. Mr. Prevost will be eligible to participate in Cabot’s employee benefit plans and arrangements applicable to other executive officers including: the Deferred Compensation Plan; Cabot’s Retirement Savings and Supplemental Retirement Savings Plans; Cabot’s Cash Balance and Supplemental Cash Balance Plans; the Death Benefit Protection Plan; and the Senior Management Severance Protection Plan (which provides for a severance benefit of one times annual salary plus bonus in the event of certain terminations of employment in the two-year period following a change in control of Cabot and a gross-up of all amounts subject to a 280G excise tax). Mr. Prevost will also be eligible for financial planning and executive physical benefits available to other executive officers and will be reimbursed for up to $10,000 in attorneys fees incurred in connection with his employment arrangements.

Mr. Prevost will execute a separate agreement regarding confidential information and proprietary developments and be subject to non-competition and non-solicitation covenants.

If Cabot terminates Mr. Prevost’s employment for any reason other than for "Cause" (as defined in his offer letter) or if Mr. Prevost terminates his employment with "Good Reason" (as defined in his offer letter) within three years of the date his employment commences, Mr. Prevost will receive (i) continued payment of base salary, as well as monthly payments of $66,666.67 in place of any bonus payments, for a period of twenty-four months following the date of termination; (ii) immediate vesting of the unvested portion of the 30,000 shares of restricted stock issued as a signing incentive; (iii) a pro-rata short-term incentive bonus for the year his employment is terminated; (iv) continued medical and dental benefits for up to 18 months; and (v) relocation benefits to relocate his family back to Europe. These benefits will be conditioned upon Mr. Prevost’s signing a release of claims. In addition, any payments made under (i) above will be reduced during the twenty-four month period by any amounts that Mr. Prevost earns during the twenty-four months after the date of termination in excess of $100,000.

Other than Mr. Prevost’s offer of employment, there is no arrangement or understanding between Mr. Prevost and any other persons pursuant to which he was elected as an officer or director of Cabot.

2. Resignation in March 2008 of Dirk Blevi from Board of Directors

Dirk L. Blevi, a director of Cabot since 2004, has advised the Board of Directors that he plans to resign from the Board effective at Cabot’s 2008 Annual Meeting of Stockholders to be held on March 13, 2008. Mr. Blevi will remain in his positions as Executive Vice President and the General Manager of Cabot’s European region.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cabot Corporation

December 7, 2007	By:	/s/ Brian A. Berube

Name: Brian A. Berube
Title: Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Press release issued by Cabot Corporation on December 6, 2007